FOR IMMEDIATE RELEASE
Contact:  David H. Dunn
(989) 631-4280

Wolverine Bancorp, Inc.
Announces Completion of Stock Offering

Midland, Michigan, January 19, 2011 – Wolverine Bancorp, Inc., the holding company for Wolverine Bank, announced that it closed its stock offering today. The stock offering is a part of the mutual to stock conversion of Wolverine Bank.

Shares of Wolverine Bancorp, Inc. will begin trading Thursday, January 20, 2011, on The Nasdaq Capital Market under the symbol “WBKC.”  As previously disclosed, in the stock offering, Wolverine Bancorp, Inc. sold 2,507,500 shares of its common stock at $10.00 per share in a subscription offering and community offering, including 200,600 shares sold to the Wolverine Bank employee stock ownership plan.

David H. Dunn, the President and Chief Executive Officer of Wolverine Bancorp, Inc. and Wolverine Bank, stated “Our Board of Directors and the officers and employees of Wolverine Bank are grateful for the support for our offering, and pledge our best efforts towards attaining our bank’s strategic goals, while delivering value to our new stockholders.”  Mr. Dunn added, “This was a team effort, and each of our customers, employees and directors shares in this success.  We believe that this transaction will enhance our ability to do what we do best – serve customers in the Great Lakes Bay Region of Michigan and beyond.”

The subscription offering and community offering was managed by Keefe, Bruyette & Woods, Inc.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to Wolverine Bancorp, Inc. and Wolverine Bank.

Wolverine Bank, a federally chartered, FDIC-insured savings bank, was organized in 1933.  The Bank is headquartered in Midland, Michigan and provides financial services to individuals, families and businesses in the Great Lakes Bay Region of Michigan and beyond through three banking offices located in Midland, Michigan, the Midland County Seat, and a banking office and loan center located, respectively, in Frankenmuth and Saginaw, Michigan, located in neighboring Saginaw County.

This press release contains forward-looking statements. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which Wolverine Bancorp, Inc. and Wolverine Bank are engaged.

* * *
(End)